Exhibit 99.1

FROM:  P.A.M. TRANSPORTATION SERVICES, INC.
P.O. BOX 188
Tontitown, AR 72770
Lance K. Stewart
(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.
ANNOUNCES RESULTS FOR THE FOURTH QUARTER
AND YEAR ENDED DECEMBER 31, 2011

Tontitown, Arkansas, February 9, 2012......P.A.M. Transportation Services, Inc. (NASDAQ:  PTSI) today reported net income of $133,037 or diluted and basic earnings per share of $0.02 for the quarter ended December 31, 2011, and net loss of $2,857,371 or diluted and basic loss per share of $0.32 for the year ended December 31, 2011. These results compare to net loss of $1,110,135 or diluted and basic loss per share of $0.12 for the quarter ended December 31, 2010, and net loss of $654,728 or diluted and basic loss per share of $0.07 for the year ended December 31, 2010.

Operating revenues were $89,388,357 for the fourth quarter of 2011, a 14.3% increase compared to $78,203,070 for the fourth quarter of 2010. Operating revenues were $359,242,960 for the year ended December 31, 2011, an 8.2% increase compared to $331,993,826 for the year ended December 31, 2010.

Daniel H. Cushman, President of the Company, commented, “The focus of the Company since my arrival in July 2009 has been to build a sustainable profit model. While this sounds basic and fundamental, the execution of the concept requires discipline and perseverance, and often means forgoing short term profit opportunities in favor of investing in the long term sustainable profit plan. The evolution of our customer base continues to be one of the most evident success stories representing the result of our efforts.

For the fourth quarter 2011, our top five customers comprised 39% of revenue, which represents a 17% decrease from the same period in 2010 when our top five customers comprised 56% of revenue and a 25% decrease from five years ago when revenue from our top five trucking customers represented 64% of trucking revenues for the fourth quarter of 2006. The acceleration of our customer diversification clearly illustrates the success we are having in this area. Approximately $34.1 million of our 2011 revenue came from new customers that we began doing business with in 2011. While achievement of this diversification provides the obvious benefit of protecting us from dependency on any single customer, it has also unencumbered us from leverage that prevented us from pursuing pricing that more fairly compensates us for our services, it has provided a wider array of freight origins and destinations to choose from, and it has reduced the impact of seasonal plant shutdowns. The result of these improvements can be seen in the 4.6% growth in our rate per total mile to $1.38 for the fourth quarter 2011 compared to $1.32 for the same quarter in 2010, and an increase in truck utilization over the same period.

We continuously monitor expenditures to identify opportunities to do things better. Fuel, being our largest operating cost, has a very large potential for savings and we have made great progress in improving fuel efficiency and savings over the last year. Through management of driving habits, compliance with fuel and route optimization, tuning equipment specifications, and other efforts we have improved the fuel efficiency of our pre-2012 year model trucks (trucks manufactured prior to February 2011) by approximately a half mile per gallon for the quarter ended December 31, 2011 compared to December 31, 2010.

As of December 31, 2011, we have taken delivery of 510 new tractors and 400 new trailers, and plan to continue renewing our fleet at a similar pace throughout 2012. We have been very pleased by the fuel efficiency and mechanical reliability of the new equipment, and are excited to be able to provide such high quality equipment to our customers and drivers. We look forward to additional savings as an increasingly larger portion of our fleet is replaced by new equipment during 2012.

While we will never be content with break even operating results, we were pleased with the year over year improvement and progress in many key areas. We look forward to 2012 and our continued progress towards the achievement of a sustainable profit model, and thank our customers, employees, stockholders and suppliers for their continued support.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)
	Quarter ended December 31,		Twelve Months ended December 31,
	2011	2010	2011	2010

Revenue, before fuel surcharge	$70,958,464	$65,426,754	$284,178,133	$282,523,697
Fuel surcharge	18,429,893	12,776,316	75,064,827	49,470,129
	89,388,357	78,203,070	359,242,960	331,993,826

Operating expenses and costs:
Salaries, wages and benefits	29,830,833	27,981,603	118,321,257	109,727,800
Fuel expense	28,590,183	25,220,122	124,956,241	97,523,594
Operating supplies and expenses	9,810,899	8,162,787	38,658,940	30,105,461
Rent and purchased transportation	5,162,218	4,905,883	21,841,978	42,469,384
Depreciation	9,417,609	7,035,904	34,163,037	27,034,694
Operating taxes and licenses	1,239,585	1,339,601	4,951,919	4,953,628
Insurance and claims	3,243,919	3,167,422	13,069,554	12,819,635
Communications and utilities	590,923	675,469	2,495,684	2,730,876
Other	1,868,425	1,563,807	6,029,071	5,168,706
Loss (gain) on disposition of equipment	66,818	164,303	97,897	(336,951)
Total operating expenses and costs	89,821,412	80,216,901	364,585,578	332,196,827

Operating loss	(433,055)	(2,013,831)	(5,342,618)	(203,001)

Interest expense	(442,012)	(554,440)	(1,798,720)	(2,252,089)
Non-operating income	226,029	193,018	1,551,110	852,301

Loss before income taxes	(649,038)	(2,375,253)	(5,590,228)	(1,602,789)
Income tax benefit	(782,075)	(1,265,118)	(2,732,857)	(948,061)

Net income (loss)	$133,037	$(1,110,135)	$(2,857,371)	$(654,728)

Diluted earnings (loss) per share	$0.02	$(0.12)	$(0.32)	$(0.07)

Average shares outstanding – Diluted	8,798,373	9,414,607	9,055,595	9,414,374

	Quarter ended December 31,		Twelve Months ended December 31,
Truckload Operations	2011	2010	2011	2010

Total miles	47,892,476	46,854,718	195,080,700	192,139,277
Operating ratio*	100.77%	103.39%	102.14%	100.50%
Empty miles factor	9.33%	7.00%	8.29%	6.34%
Revenue per total mile, before fuel surcharge	$1.38	$1.32	$1.36	$1.26
Total loads	68,482	66,935	277,866	283,439
Revenue per truck per work day	$587	$555	$591	$549
Revenue per truck per week	$2,935	$2,775	$2,955	$2,745
Average company trucks	1,715	1,711	1,723	1,713
Average owner operator trucks	70	28	48	29

Logistics Operations
Total revenue	$4,961,432	$3,708,801	$18,378,852	$39,715,557
Operating ratio	98.55%	97.83%	98.09%	97.47%
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* Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.